EXHIBIT 99.1

NEWS RELEASE

EDITORIAL CONTACT:	INVESTOR CONTACTS:
Dave Kroll	Mike Haase
(408) 749-3310	(408) 749-3124
dave.kroll@amd.com	mike.haase@amd.com

Ruth Cotter
(408) 749-3887
ruth.cotter@amd.com

AMD REPORTS FIRST QUARTER RESULTS

– Record Quarterly Microprocessor Sales and Operating Income –

SUNNYVALE, CA — April 13, 2005 — AMD (NYSE:AMD) today reported sales of $1.227 billion and an operating loss of $46 million for the quarter ended March 27, 2005. The first quarter net loss of $17 million amounted to $0.04 per share.

First quarter sales decreased one percent compared to the first quarter of 2004 and decreased three percent from the fourth quarter of 2004. In the first quarter of 2004, AMD reported sales of $1.236 billion and net income of $45 million, or $0.12 per diluted share. In the fourth quarter of 2004, AMD reported sales of $1.264 billion and a net loss of $30 million, or $0.08 per share.

“Our microprocessor business delivered record sales in what is typically a seasonally down quarter, driven by increased sales across all product categories,” said Robert J. Rivet, AMD’s chief financial officer. “We continued to gain momentum with year-over-year sales growth of 31 percent, highlighted by AMD Opteron™ and AMD Athlon™ 64 processor sales, each of which more than doubled from a year ago.

“The NOR Flash memory market continued to experience industry-wide oversupply and strong pricing pressure. We experienced a rise in unit shipments, but our average selling price (ASP) declined significantly, resulting in weaker than expected sales.”

BUSINESS OVERVIEW

First quarter operating loss was $46 million as compared to operating profit of $61 million in the first quarter of 2004 and $20 million in the fourth quarter of 2004. First quarter gross margin was 34 percent compared to 41 percent in the fourth quarter of 2004. This decrease was largely due to a weak Flash memory pricing environment.

Record Computation Products Group (CPG) sales of $750 million were up 31 percent from the first quarter of 2004 and increased three percent from $730 million in the fourth quarter of 2004. CPG generated record operating income of $92 million in the first quarter, up from $89 million in the fourth quarter of 2004. CPG’s first quarter sales growth was driven by record server and mobile processor sales, and strong overall penetration in high-growth regions, particularly greater China. AMD64 processor sales grew a record 30 percent sequentially and represented 63 percent of CPG sales.

AMD’s manufacturing conversion for processor products from 130 to 90 nanometers is ahead of schedule and yields are higher than planned. This higher unit capacity will continue to provide AMD the ability to support accelerating customer demand across product segments.

Memory Group sales of $447 million decreased 29 percent from the first quarter of 2004 and decreased 11 percent from $504 million in the prior quarter. The Memory Group incurred an operating loss of $110 million, as compared to an operating loss of $39 million in the fourth quarter of 2004. Unit volume shipments were up quarter over quarter. Spansion also commenced volume shipments of the industry-leading 256-megabit MirrorBit™ Flash memory device to three of the top 10 wireless phone manufacturers.

ADDITIONAL HIGHLIGHTS OF THE QUARTER

•	Several strategic OEM partners launched new platforms based on AMD Opteron processors. HP expanded its enterprise-class offerings with the addition of the ProLiant DL385, the ProLiant BL25p and BL35p Server Blades and the HP xw9300 workstation. Sun Microsystems launched second-generation v20z and v40z servers featuring AMD Opteron processor models 252 and 852.

•	AMD64 dual-core processor technology leadership was demonstrated on existing Sun, HP and Cray servers and workstations with AMD Opteron dual-core processors.

•	Fifty-five percent of the top 100 global companies or their affiliates as ranked by the Forbes Global 2000 now rely on AMD64 processor-based systems to run enterprise applications. Additional new customers include Akamai, Cable & Wireless, EDS, Goodyear, Honda, Lucas Films, MBNA, MetLife of Mexico and SingTel EXPAN Data Centers.

•	AMD launched AMD Turion™ 64 mobile technology, the first 64-bit mobile processor family designed specifically for thin-and-light notebooks.

•	In the first quarter, AMD received 21 awards for AMD64 technology and products from leading publications and organizations, including:

•	The U.S. Environmental Protection Agency – awarded AMD’s Cool’n’Quiet™ technology with an ENERGY STAR® Certificate of Recognition for advancing computer energy efficiency.

•	In-Stat Microprocessor Report’s best desktop processor of 2004 was the AMD Athlon™ 64 FX-55 processor.

•	PC Market (China) voted the AMD Athlon 64 processor “PCM Best of IT Award 2004.”

•	Spansion began volume shipments of the only single-die 512-megabit NOR Flash memory device in production for the embedded market.

•	Spansion received a Most Valued Partner award from Samsung Electronics Co., Ltd. for 2004, and the 2004 Best Supplier award from Lenovo Mobile Communication Technology.

•	The AMD Alchemy™ Au1200™ processor, a low-power, high-performance, system-on-a-chip solution optimized for personal media players (PMP) was launched during the quarter.

CURRENT OUTLOOK

AMD’s outlook statements are based on current expectations. The following statements are forward looking, and actual results could differ materially depending on market conditions.

In the typically seasonally down second quarter, AMD expects processor sales to be flat or down slightly.

Because of Spansion’s SEC Form S-1 filing today, AMD is not providing guidance for the Flash memory business.

AMD TELECONFERENCE

AMD will hold a conference call for the financial community at 2:30 p.m. PT today to discuss quarterly financial results. AMD will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its Web site at www.amd.com or www.streetevents.com. The webcast will be available for 10 days after the conference call.

CAUTIONARY STATEMENT

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from current expectations. Risks include the possibility that global business and economic conditions will worsen resulting in lower than currently expected sales in the second quarter of 2005; that Intel Corporation’s pricing, marketing programs, product bundling, new product introductions or other activities targeting the company’s processor business will prevent attainment of the company’s current processor sales plans; that demand for personal computers and, in turn, demand for the company’s processors will be lower than currently expected; that adoption of AMD64 products by OEMs will not continue to occur as expected; that demand for the company’s Flash memory products will be lower than currently expected and that the company will not be able to increase or maintain Flash memory market share; that Intel Corporation will negatively affect NOR Flash memory prices; that customer acceptance of MirrorBit technology will not continue to increase; that the company may not achieve its current product and technology introduction or implementation schedules; that the company will not be able to raise sufficient capital to enable it to establish leading-edge capacity to maintain its market leadership positions; and that solutions providers will not timely provide the infrastructure, including operating systems and applications, to support the company’s AMD64 technology. We urge investors to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the Annual Report on Form 10-K for the year ended December 26, 2004.

ABOUT AMD

AMD (NYSE:AMD) designs and produces innovative microprocessors, Flash memory devices and low-power processor solutions for the computer, communications and consumer electronics industries. AMD is dedicated to delivering standards-based, customer-focused solutions for technology users, ranging from enterprises and governments to individual consumers. For more information visit www.amd.com.

AMD, the AMD Arrow logo, AMD Athlon, AMD Opteron, AMD Turion, Alchemy and combinations thereof, Cool’n’Quiet and Au1200 are trademarks of Advanced Micro Devices, Inc. Spansion and MirrorBit are trademarks of Spansion LLC. ENERGY STAR is a registered trademark of the U.S. Government. Other names used are for informational purposes only and may be trademarks of their respective owners.

Advanced Micro Devices, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands except per share amounts)

	Quarter Ended
	Mar. 27 2005 (Unaudited)	Dec. 26, 2004 (Unaudited)	Mar. 28 2004 (Unaudited)
Net sales	$1,226,628	$1,263,706	$1,236,433

Cost of sales	807,449	742,650	768,840
Research and development	253,122	252,767	226,090
Marketing, general and administrative	211,714	245,622	180,217
Restructuring and other special charges, net	—	2,942	—

	1,272,285	1,243,981	1,175,147

Operating income (loss)	(45,657)	19,725	61,286

Interest income and other, net	3,974	(42,430)	10,981
Interest expense	(24,245)	(29,070)	(30,154)

Income (loss) before minority interest and income taxes	(65,928)	(51,775)	42,113

Minority interest in loss of subsidiary	46,853	16,831	5,351

Provision (benefit) for income taxes	(1,652)	(4,981)	2,373

Net income (loss)	(17,423)	(29,963)	45,091

Net income (loss) per common share

Basic	$(0.04)	$(0.08)	$0.13

Diluted	$(0.04)	$(0.08)	$0.12

Shares used in per share calculation

- Basic	393,077	375,308	351,328
- Diluted	393,077	375,308	417,963

Advanced Micro Devices, Inc.

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA

(Thousands)

	Quarter Ended
	Mar. 27, 2005 (Unaudited)	Dec. 26, 2004 (Unaudited)	Mar. 28, 2004 (Unaudited)
Net income (loss)	$(17,423)	$(29,963)	$45,091
Depreciation and amortization	332,881	329,148	297,980
Interest income	(6,885)	(6,397)	(3,674)
Interest expense	24,245	29,070	30,154
Provision (benefit) for income taxes	(1,652)	(4,981)	2,373

EBITDA	$331,166	$316,877	$371,924

Advanced Micro Devices, Inc.

CONSOLIDATED BALANCE SHEETS

(Thousands)

	Mar. 27 2005	Dec. 26, 2004*
	(unaudited)
Assets

Current assets:
Cash, cash equivalents and short-term investments	$1,084,809	$1,195,559
Accounts receivable, net	698,308	719,572
Inventories	846,152	874,790
Prepaid expenses and other current assets	421,706	350,240
Deferred income taxes	76,499	87,836

Total current assets	3,127,474	3,227,997

Property, plant and equipment, net	4,316,548	4,233,807
Other assets	377,752	382,406

Total Assets	$7,821,774	$7,844,210

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$710,597	$655,123
Accrued compensation and benefits	189,072	191,431
Accrued liabilities	444,144	445,341
Restructuring accruals	18,997	18,997
Income taxes payable	19,779	47,145
Deferred income on shipments to distributors	144,590	141,738
Current portion of long-term debt and capital lease obligations	248,085	230,828
Other current liabilities	128,210	115,773

Total current liabilities	1,903,474	1,846,376

Deferred income taxes	85,209	104,246
Long-term debt and capital lease obligations	1,622,046	1,628,268
Other long-term liabilities	488,036	414,626
Minority interest in subsidiary	788,313	840,641

Stockholders’ equity:
Capital stock:
Common stock, par value	3,945	3,917
Capital in excess of par value	2,352,133	2,316,669
Retained earnings	290,916	308,497
Accumulated other comprehensive income	287,702	380,970

Total stockholders’ equity	2,934,696	3,010,053

Total Liabilities and Stockholders’ Equity	$7,821,774	$7,844,210

*	Derived from the December 26, 2004 audited financial statements of Advanced Micro Devices, Inc.

AMD

Selected Corporate Data

(Unaudited)

Quarter Ended
Segment Information	Mar. 27, 2005	Dec. 26, 2004	Mar. 28, 2004
Computation Products (1)
Revenue	$750 M	$730 M	$571 M
Operating Income (Loss)	92 M	89 M	67 M

Memory Products (2)
Revenue	447 M	504 M	628 M
Operating Income (Loss)	(110) M	(39) M	14 M

Personal Connectivity Solutions Products (3)
Revenue	30 M	30 M	38 M
Operating Income (Loss)	(17) M	(20) M	(7) M

All Other (4)
Revenue	0 M	0 M	0 M
Operating Income (Loss)	(10) M	(9) M	(13) M

Total AMD
Revenue	1,227 M	1,264 M	1,236 M
Operating Income (Loss)	(46) M	20 M	61 M
Other Data	Mar. 27, 2005	Dec. 26, 2004	Mar. 28, 2004
Depreciation & Amortization	$333 M	$329 M	$298 M
Capital Additions	$518 M	$470 M	$202 M
Headcount	16,144	15,894	14,370

International Sales	78%	78%	82%
Research and Development	$253 M	$253 M	$226 M
EBITDA	$331 M	$317 M	$372 M

(1)	Computation Products segment includes PC processors and Chipsets.
(2)	Memory Products segment includes Flash memory products of AMD and Spansion LLC.
(3)	The Personal Connectivity Solution Products segment includes Embedded Processors and Products for global commercial and consumer markets.
(4)	The All Other category includes certain operating expenses and credits that are not allocated to the operating segments.

Note: Figures may not foot due to rounding